As filed with the Securities and Exchange Commission on July 13, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lands’ End, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2512786 (I.R.S. Employer Identification No.)

5 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of principal executive offices)	(Zip code)

Sign-On Nonqualified Stock Option Agreement by and between Lands’ End, Inc. and Charlie Cole
Sign-On Restricted Stock Unit Agreement by and between Lands’ End, Inc. and Charlie Cole

(Full title of plans)

Nathaniel T. Gaede
Vice President, Deputy General Counsel
5 Lands’ End Lane
Dodgeville, Wisconsin 53595

(Name and address of agent for service)

(608) 935-9341

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) filed by Lands’ End, Inc. (the “Company” or the “Registrant”) registers 275,379 shares of the Company’s common stock, par value $0.01 (the “Shares”), 166,018 of which may be issued pursuant to the Sign-On Nonqualified Stock Option Agreement dated July 13, 2026, by and between the Registrant and Charlie Cole, and 109,361 of which may be issued pursuant to the Sign-On Restricted Stock Unit Agreement dated July 13, 2026, by and between the Registrant and Charlie Cole (collectively, the “Awards”), each of which is intended to induce Charlie Cole with an incentive to become and remain an employee of the Company and increase his interest in the success of the Company. The grants thereunder are employment inducement grants as described in Rule 5635(c)(4) of the NASDAQ Stock Market Listing Rules. The Awards, although not granted pursuant to the Lands’ End, Inc. Amended and Restated 2017 Stock Plan (the “Plan”) are, except as expressly set forth in each Award, subject to the terms and provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the employee as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026, filed with the Commission on March 26, 2026;

(b)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 27, 2026, that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2026, filed with the Commission on June 9, 2026;

(d)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 11, 2026, April 1, 2026 (Film No. 26824897), April 1, 2026 (Film No. 26825042), May 7, 2026, June 30, 2026 and July 10, 2026 (other than any portions of those documents deemed to be furnished but not filed);

(e)	all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in clause (a) of this Item 3; and

(f)	the description of the Company’s Common Stock incorporated by reference to Exhibit 4.9 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026, including any further amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this Registration Statement may include, as exhibits, agreements between us and third parties that contain representations and warranties and other agreements and undertakings by us and third parties. These representations and warranties, agreements and undertakings have been made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties to the agreements in connection with negotiating the terms of the agreements, and have been included in the agreements for the purpose of allocating risk between the parties to the agreements rather than to establish matters as facts. All such representations and warranties, agreements, and undertakings have been made solely for the benefit of the parties to the agreements and should not be relied upon by any other person.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which, such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, and agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Each of the Amended and Restated Certificate of Incorporation of Lands’ End, Inc. (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of Lands’ End, Inc. (the “Bylaws”) requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (each, a “Proceeding”), against all liability, loss suffered and expenses (including attorney’s fees) reasonably incurred by such person. In general, the Registrant will indemnify such a director or officer who initiates an action, suit or proceeding only if such action, suit or proceeding was authorized by the board of directors of the Registrant.

Each of the Certificate of Incorporation and the Bylaws further requires the Registrant, to the extent not prohibited under applicable law, to pay the expenses (including attorneys’ fees) incurred by a director or officer of the Registrant in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined he or she is not entitled to be indemnified under the terms of the Certificate of Incorporation or the Bylaws, as the case may be, or otherwise.

Pursuant to the Certificate of Incorporation, a director of the Company is not liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent prohibited by the DGCL, which currently provides, with respect to directors, that such limitation of liability is prohibited if (i) such director has breached his or her duty of loyalty to the Company or its stockholders, (ii) such director’s acts or omissions are not in good faith or involve intentional misconduct or a knowing violation of law, (iii) such director derived an improper personal benefit from the transaction at issue, or (iv) required by Section 174 of the DGCL.

The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL and the full text of the Certificate of Incorporation and the Bylaws. The indemnification rights conferred by the Registrant are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, agreement or vote of stockholders or disinterested directors or otherwise.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers in amounts that it believes are reasonable under the circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Lands’ End, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 24, 2022 (File No. 001-09769)).

4.2	Second Amended and Restated Bylaws of Lands’ End, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 23, 2024 (File No. 001-09769)).

4.3	Lands’ End, Inc. Amended and Restated 2017 Stock Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Lands’ End, Inc. on May 13, 2019 (File No. 001-09769)).

4.4	Sign-On Nonqualified Stock Option Agreement dated July 13, 2026, by and between Lands’ End, Inc. and Charlie Cole.*

4.5	Sign-On Restricted Stock Unit Agreement dated July 13, 2026, by and between Lands’ End, Inc. and Charlie Cole.*

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

107.1	Filing Fee Table.*

*Filed herewith.

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dodgeville, Wisconsin, on July 13, 2026.

LANDS’ END, INC.

/s/ Bernard McCracken
Bernard McCracken
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint CHARLIE COLE, BERNARD L. MCCRACKEN and NATHANIEL T. GAEDE, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments and amendments (including post-effective amendments) which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, with all exhibits thereto, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charlie Cole	Director and Chief Executive Officer	July 13, 2026
Charlie Cole	(Principal Executive Officer)

/s/ Bernard McCracken	Chief Financial Officer and Treasurer	July 13, 2026
Bernard McCracken	(Principal Financial Officer and Principal Accounting Officer)

/s/ Josephine Linden	Chair of the Board of Directors	July 13, 2026
Josephine Linden

/s/ Robert Galvin	Director	July 13, 2026
Robert Galvin

/s/ Gordon Hartogensis	Director	July 13, 2026
Gordon Hartogensis

/s/ Elizabeth Leykum	Director	July 13, 2026
Elizabeth Leykum

/s/ John T. McClain	Director	July 13, 2026
John T. McClain

/s/ Alicia Parker	Director	July 13, 2026
Alicia Parker